Exhibit 1
Presentation to Motient Investors June 2006 www.ABetterMotient.com

Proxy Legend Under Federal Securities Laws IMPORTANT INFORMATION HIGHLAND STRONGLY ADVISES ALL SECURITY HOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY HIGHLAND AND THE OTHER PARTICIPANTS IN THE SOLICITATION FOR USE AT THE COMPANY'S ANNUAL MEETING SCHEDULED TO BE HELD ON JULY 12, 2006. SUCH DEFINITIVE PROXY STATEMENT IS AVAILABLE FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV, AT HIGHLAND'S PROXY WEBSITE AT HTTP://WWW.ABETTERMOTIENT.COM OR BY CONTACTING HIGHLAND'S SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885, OR BY COLLECT CALL AT (212) 929- 5500. www.ABetterMotient.com

Replace Motient's Management Team... What Management Team? Motient is currently operating with what we consider to be a skeleton management team. In the past two years, Motient has operated without any officer having the title of CEO or CFO. We have not seen any evidence that Motient has any plans to hire anyone to fill these positions in the near future. Christopher Downie, Motient's COO, can terminate his contract and still receive his entire severance on account of having to work an average of more than 3 days a week outside of the NYC area in any calendar month. Motient has described itself as having "limited experience in running a satellite communications business." We believe that Motient needs an experienced management team with: Telecommunications/satellite and media expertise Good reputation Deep understanding of regulatory issues Market insight Commitment to sound management practices In light of Motient's own admission, it does not appear that current management has the skills necessary to run a satellite communications business.

Motient Stock Performance* February 1, 2005 - June 27, 2006 Since February 2005, Motient's stock price has declined 50%. Dates of Interest: February 9, 2005 Motient monetized Raj Singh's interest in MSV, in another related party transaction, by exchanging his interest in MSV for more than 8 million shares of Motient. At the time, Motient's stock was trading at $29.20. February 11, 2005 Two days later, Motient's stock hits its all-time high since emerging from bankruptcy. September 22, 2005 Motient announces failed roll-up transaction. May 8, 2006 Motient announces consolidation transaction with SkyTerra. *Compiled from publicly available information September 22, 2005 May 8,2006 February 11, 2005 February 9, 2005

Questions for Motient's Board and Management Does Motient consider it appropriate corporate governance to: Enter into agreements to exchange a substantial portion of Motient's assets without a stockholder vote in the middle of a proxy contest? Grant to directors what we believe to be a very generous and undeserved options payout just before 5 directors announced they will not stand for re-election? Have no CEO, no CFO and an absentee COO? Was the sale of MSV units to SkyTerra structured to avoid a stockholder vote? If the sale of MSV units for SkyTerra stock is so beneficial, why is Motient's stock price down approximately 20% since Motient announced the deal? How can the sale of MSV units for SkyTerra stock yield "economic parity?" How can the SkyTerra transaction be considered "economic parity," when the deal will cost Motient $50-80 million in corporate taxes and hands control of MSV to SkyTerra without any apparent control premium? How can Motient ignore the readily quantifiable near term costs of the transaction, especially given that it has not provided any detail on specific long-term benefits for stockholders? What is Motient's current management's "clear path to value?" There is none. Their "plan" seems to be to hand Motient's assets over to someone else for what we believe to be inadequate consideration.

Questions for Motient's Board and Management Will Motient fire CTA after selling the legacy business? Even though Motient has paid CTA $100,000 a month in fees to provide "ongoing operational consulting," Motient's operating business has continued to languish. Does Motient now intend to dismiss CTA and cut all ties with current and former CTA advisors? How is Motient defining "stellar?" Motient claims that management has achieved "stellar financial and operational results." How is declining year-over-year revenues for the past four years, an increase of more than 130% in SG&A expenses since 2003, and a net loss of $158.4 million for the year ended December 31, 2005 on revenues of $13.8 million "stellar?" What is more costly to stockholders? The millions of dollars of fees paid to convicted felon Gary Singer and CTA far exceed the expense of attempting to thwart Highland's efforts to shed light on what we believe to be mismanagement at Motient. To date, we believe that actions Highland has taken at its own expense have at least partially caused 1) the derailment of the failed roll-up transaction which we calculate would have diluted the existing Motient common stockholders' interests in TerreStar from approximately 54% to 43%, a 20% decline, 2) the decision of five current Motient directors to not stand for reelection, and 3) a chance for stockholders to elect an entirely new Board.

Summary Highland's "agenda" is to increase stockholder value. Our only goal is to seek the best return on our investment. We, unlike the Motient Board or management, have a substantial equity investment in Motient. We believe our investment is at serious risk. Our interests are directly aligned with fellow stockholders. Highland is a proven long-term investor: first invested in Motient before it emerged from bankruptcy; has participated in every equity offering to date, including PIPE transactions. Highland is a registered investment advisor with over $25 billion of assets under management. It has a fiduciary responsibility to protect its investors who include retail investors, teachers' pension funds and endowments. Highland initially tried to address Motient's issues privately; only turned to litigation and proxy contest when multiple efforts over several months were rebuffed by the Motient Board. The serious nature of what we believe to be mismanagement and questionable related party transactions at Motient and the apparent unwillingness of the Motient Board to address these issues caused Highland to initiate this proxy contest. We believe Motient has been badly mismanaged as a result of: Excessive related-party transactions and conflicts of interest; Lack of leadership and poor execution; and Extensive financial reporting issues and numerous restatements of financials. We believe Motient has the potential to produce substantial value for all stockholders - but not without replacing the Board of Directors. We are asking you to vote for eight highly qualified, independent and principled individuals whose first priority would be to serve the best interests of and maximize value for stockholders.